Zentalis Pharmaceuticals Reports Fourth Quarter and Full Year 2021 Financial Results and Operational Update
Fast Track designation granted by the U.S. Food and Drug Administration (FDA) to Wee1 Inhibitor, ZN-c3, for the treatment of uterine serous carcinoma (USC)
Initiated two additional trials with ZN-c3, including a potentially registrational biomarker-driven Phase 2 trial and a Phase 1/2 trial in combination with GSK's PARP inhibitor, niraparib, in ovarian cancer.
Announced the addition of a preclinical BCL-xL heterobifunctional degrader candidate to its pipeline

Ended year with $339.9 million in cash, cash equivalents and short-term investments

NEW YORK and SAN DIEGO—February 24, 2022— Zentalis Pharmaceuticals, Inc. (Nasdaq: ZNTL), a clinical-stage biopharmaceutical company focused on discovering and developing small molecule therapeutics targeting fundamental biological pathways of cancers, today announced financial results for the fourth quarter and full year ended December 31, 2021 and highlighted recent corporate accomplishments.
“In 2021, we made significant headway advancing the development of our programs, culminating in an R&D Day in December where we highlighted key updates to our pipeline,” commented Dr. Anthony Sun, Chairman and Chief Executive Officer of Zentalis. “At the R&D Day, we discussed the addition of new capabilities to our Integrated Discovery Engine, reinforced ZN-c3 as the cornerstone of our value proposition and provided evidence supporting ZN-c5 and ZN-d5’s potential as differentiated oncology agents. Additionally, we unveiled a new candidate—a preclinical heterobifunctional degrader targeting BCL-xL—which is expected to enter IND-enabling studies this year. We continue to be guided by our expertise in medicinal chemistry, cancer biology and technology to generate best-in-class treatments and look forward to achieving our upcoming milestones across our portfolio in 2022.”
Program Highlights:
•In December 2021, Zentalis’ management team, along with three Key Opinion Leaders, held a virtual Research and Development Day. Specific highlights include: the addition of a preclinical BCL-xL heterobifunctional degrader candidate to its pipeline; the initiation of two additional studies with ZN-c3; the preclinical exploration of ZN-c3 into breast cancer, colorectal cancer and immunotherapy combinations; preliminary efficacy data of ZN-d5 in diffuse large B-cell lymphoma and acute myeloid leukemia; and ZN-c5’s differentiated safety and tolerability profile in breast cancer patients.
•In November 2021, the FDA granted Fast Track designation to ZN-c3 for the treatment of recurrent or persistent USC. The potentially registrational Phase 2 trial of ZN-c3 in USC is underway, with an initial enrollment and safety update expected in the second half of 2022.

•In December 2021, the Company presented a poster at the San Antonio Breast Cancer Symposium, held from December 7-10, 2021. The poster provided an updated interim analysis from the Phase 1/2 trial of its oral SERD, ZN-c5, in combination with palbociclib (marketed as Ibrance® by Pfizer) in ER+/HER2- advanced breast cancer.
Fourth Quarter and Full Year 2021 Financial Results
•Cash and Marketable Securities Position: As of December 31, 2021, Zentalis had cash, cash equivalents and marketable securities of $339.9 million. The Company believes that its existing cash, cash equivalents and marketable securities as of December 31, 2021 will be sufficient to fund our operating expenses and capital expenditures requirements into the third quarter of 2023.
•Research and Development Expenses: Research and development expenses for the year ended December 31, 2021 were $175.6 million, compared to $84.9 million for the year ended December 31, 2020. The increase was primarily due to increases in external research and development expenses related to Zentalis’ lead product candidates, as the Company advanced its clinical pipeline in 2021. In addition, in 2021, Zentalis conducted additional preclinical studies, incurred additional manufacturing costs, and incurred increased costs for study and lab materials.
•General and Administrative Expenses: General and administrative expenses for the year ended December 31, 2021 were $40.9 million, compared to $33.9 million during the year ended December 31, 2020. The increase was primarily attributable to an increase of $8.7 million in employee-related costs, of which $4.5 million was driven by non-cash stock-based compensation from incentive grants issued during the period and increased headcount to support our growth.

About Zentalis Pharmaceuticals
Zentalis Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on discovering and developing small molecule therapeutics targeting fundamental biological pathways of cancers. The Company is developing a broad pipeline of potentially best-in-class oncology candidates, all internally discovered, which include ZN-c3, a Wee1 inhibitor for advanced solid tumors, ZN-c5, an oral selective estrogen receptor degrader (SERD) for ER+/HER2- breast cancer, ZN-d5, a BCL-2 inhibitor for hematologic malignancies, ZN-e4, an EGFR inhibitor for non-small cell lung carcinoma (NSCLC) and a heterobifunctional degrader of BCL-xL for solid and hematological malignancies. The Company has licensed ZN-c3, ZN-c5 and ZN-d5 to its joint venture, Zentera Therapeutics, to develop and commercialize these candidates in China. Zentalis has operations in both New York and San Diego.

For more information, please visit www.zentalis.com. Follow Zentalis on Twitter at @ZentalisP and on LinkedIn at www.linkedin.com/company/zentalis-pharmaceuticals.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations surrounding the development, potential, safety, efficacy, and regulatory and clinical progress of our product candidates in the Unites States and globally, plans and timing for the initiation of and the release of data from our clinical trials and our ability to meet other key milestones, and the sufficiency of our cash and cash equivalents. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history, which may make it difficult to evaluate our current business and predict our future success and viability; we have and expect to continue to incur significant losses; our need for additional funding, which may not be available; our substantial dependence on the success of our lead product candidates; the outcome of preclinical testing and early trials may not be predictive of the success of later clinical trials; failure to identify additional product candidates and develop or commercialize marketable products; potential unforeseen events during clinical trials could cause delays or other adverse consequences; risks relating to the regulatory approval process or ongoing regulatory obligations; failure to obtain U.S. or international marketing approval; our product candidates may cause serious adverse side effects; inability to maintain our collaborations, or the failure of these collaborations; our reliance on third parties; effects of significant competition; the possibility of system failures or security breaches; risks relating to intellectual property; our ability to attract, retain and motivate qualified personnel; significant costs as a result of operating as a public company; the COVID-19 pandemic has adversely impacted and may continue to adversely impact our business, including our preclinical studies and clinical trials; and the other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission (SEC) and our other filings with the SEC. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
Investor Contact:
Alexandra Roy
Solebury Trout
aroy@soleburytrout.com

Media Contact:
Julia Deutsch
Solebury Trout
jdeutsch@soleburytrout.com

Zentalis Pharmaceuticals, Inc. Consolidated Statements of Operations (In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating Expenses
Research and development	$38,439	$29,521	$175,601	$84,901
General and administrative	9,754	10,724	40,941	33,886
Total operating expenses	48,193	40,245	216,542	118,787
Loss from operations	(48,193)	(40,245)	(216,542)	(118,787)
Other Income (Expense)
Investment and other income, net	88	315	401	683
Gain on deconsolidation of Zentera	—	—	51,582	—
Net loss before income taxes	(48,105)	(39,930)	(164,559)	(118,104)
Income tax expense (benefit)	159	426	(297)	444
Loss on equity method investment	1,831	—	1,831	—
Net loss	(50,095)	(40,356)	(166,093)	(118,548)
Net loss attributable to noncontrolling interests	(36)	(53)	(7,368)	(707)
Net loss attributable to Zentalis	(50,059)	(40,303)	$(158,725)	$(117,841)
Net loss per common share outstanding, basic and diluted	$(1.11)	$(1.01)	$(3.72)	$(4.19)
Common shares used in computing net loss per share, basic and diluted	44,976	39,936	42,688	28,113

Zentalis Pharmaceuticals, Inc. Selected Condensed Consolidated Balance Sheet Data (Unaudited) (In thousands)

	December 31,
	2021	2020
Cash, cash equivalents and marketable securities	$339,887	$338,505
Working capital (1)	306,826	316,503
Total assets	454,507	365,555
Total liabilities	90,025	32,178
Total Zentalis equity	$364,482	$333,377

(1) The Company defines working capital as current assets less current liabilities